VIRGIN AMERICA REPORTS DECEMBER 2015 OPERATIONAL RESULTS

San Francisco - Monday, January 11, 2016 - Virgin America Inc. (NASDAQ: VA) today reported its preliminary operational results for December 2015 and the full year of 2015. The airline’s traffic (measured in revenue passenger miles) increased 6.4 percent on capacity (measured in available seat miles) that was 9.3 percent higher from the same month in 2014.

Load factor was 80.6 percent, a decrease of 2.2 points from December 2014. The number of onboard passengers increased 9.6 percent from the same month last year.

	December				December Year to Date
	2015	2014	Change		2015	2014	Change
Revenue Passenger Miles (000)	928,960	872,675	6.4%		10,436,184	10,074,456	3.6%
Available Seat Miles (000)	1,151,885	1,053,863	9.3%		12,690,791	12,240,319	3.7%
Passenger Load Factor	80.6%	82.8%	(2.2)	pts	82.2%	82.3%	(0.1)	pts
Onboard Passengers (000)	629	574	9.6%		7,036	6,507	8.1%

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Media Contact:
Dave Arnold: dave.arnold@virginamerica.com or 917.968.3622

Investor Contact:
Stephen Shulstein: stephen.shulstein@virginamerica.com or 650.645.5694

Editor’s Note: Virgin America is a U.S.-controlled, owned and operated airline. It is an entirely separate company from Virgin Atlantic. Sir Richard Branson’s Virgin Group is a minority share investor in Virgin America.

About Virgin America: Known for its mood-lit cabins, three beautifully designed classes of service and innovative fleetwide amenities - like touch-screen personal entertainment, WiFi and power outlets at every seat, Virgin America has built a loyal following of flyers and earned a host of awards since launching in 2007 - including being named the "Best U.S. Airline" in Condé Nast Traveler's Readers' Choice Awards and "Best Domestic Airline" in Travel + Leisure's World's Best Awards for the past eight consecutive years. For more: www.virginamerica.com